Exhibit 4.2

LDR HOLDING CORPORATION

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

September 11, 2007

TABLE OF CONTENTS

1. Registration Rights	2
1.1 Definitions	2
1.2 Request for Registration	4
1.3 Company Registration	5
1.4 Obligations of the Company	6
1.5 Furnish Information	8
1.6 Expenses of Demand Registration	9
1.7 Expenses of Company Registration	9
1.8 Underwriting Requirements	9
1.9 Delay of Registration	10
1.10 Indemnification	10
1.11 Reports Under Securities Exchange Act	12
1.12 Form S-3 Registration	13
1.13 Assignment of Registration Rights	14
1.14 Limitations on Subsequent Registration Rights	14
1.15 “Market Stand-Off” Agreement	15
1.16 Termination of Registration Rights	15

2. Covenants of the Company	16
2.1 Delivery of Financial Statements	16
2.2 Inspection	16
2.3 Preemptive Rights	17
2.4 Stock Option Plans	19
2.5 Proprietary Information Agreement	19
2.6 Insurance	19
2.7 Certain Covenants Relating to SBA Matters	19
2.8 Termination of Covenants	20

3. Miscellaneous	20
3.1 Successors and Assigns	20
3.2 Governing Law	20
3.3 Waiver of Jury Trial	21
3.4 Legends	21
3.5 Counterparts	21
3.6 Titles and Subtitles	21
3.7 Notices	22
3.8 Expenses	23
3.9 Amendments and Waivers	23
3.10 Severability	24
3.11 Aggregation of Stock	24
3.12 Entire Agreement	24
3.13 Telecopy Execution and Delivery	24

Schedule A Schedule of Investors
Schedule B Schedule of Common Stockholders
Schedule C Schedule of Put Holders

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of September 11, 2007 by and among (i) LDR Holding Corporation, a Delaware corporation (the “Company”), (ii) each of the holders of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) listed on Schedule A-1 attached hereto (the “Series C Investors”), (iii) each of the holders of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”) listed on Schedule A-2 attached hereto (the “Existing Investors,” and collectively with the Series C Investors, the “Investors”), (iv) (A) the holders of the Company’s Common Stock listed on Schedule B hereto and (B) each holder of a Put Option (as defined below) listed on Schedule C hereto, each of which is herein referred to as a “Common Stockholders” and (iv) certain Lending Institutions (as defined herein) that may become a party hereto from time to time.

RECITALS

WHEREAS, the Existing Investors hold shares of the Company’s Series B Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, preemptive rights, and other rights pursuant to an Investors’ Rights Agreement dated as of April 10, 2006 between the Company, the Existing Investors and the Common Stockholders (the “Prior Agreement”);

WHEREAS, the Existing Investors and the Common Stockholders are holders of at least a majority of the Registrable Securities (as defined in the Prior Agreement) of the Company (the “Required Existing Stockholders”), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, the Series C Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith between the Company and the Series C Investors (the “Purchase Agreement”), under which certain of the Company’s and such Series C Investors’ obligations are conditioned upon the execution and delivery of this Agreement by the Series C Investors, the Required Existing Stockholders, and the Company.

WHEREAS, in order to induce the Series C Investors to participate in the Purchase Agreement, the Series C Investors, the Required Existing Stockholders and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors and certain other matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

A. Amendments of Prior Agreement; Waiver of Right of First Offer. Effective and contingent upon execution of this Agreement by the Company and the holders of a majority of the Registrable Securities on an As Exchanged Basis, as such terms are defined in the Prior Agreement, and upon closing of the transactions contemplated by the Purchase Agreement, the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Common Stockholders and the Investors hereby agree to be bound by the provisions hereof as the sole agreement of the Company, the Common Stockholders and the Investors with respect to registration rights of the Company’s securities and certain other rights, as set forth herein. The Qualified Holders (as that term is defined in the Prior Agreement) hereby waive the Right of First Offer, including the notice requirements, set forth in the Prior Agreement with respect to the issuance of Series C Preferred Stock pursuant to the Purchase Agreement.

1. Registration Rights. The Company, the Investors and the Common Stockholders covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “As Exchanged Basis” shall mean (i) with respect to the Common Stock, all of the then outstanding shares of Common Stock plus the aggregate number of shares of Common Stock issuable upon the exercise of the outstanding options to exchange the then outstanding shares or Class A Stock of LDR Medical SAS, a company organized under the laws of the French Republic (“LDR Medical”), for shares of Common Stock pursuant to the Put-Call Agreement, (ii) with respect to the Preferred Stock, all of the then outstanding shares of shares of Preferred Stock plus the aggregate number of shares of Preferred Stock issuable upon the exercise of the outstanding options to exchange the then outstanding shares or Class B, Class C and Class D Stock of LDR Medical for shares of Series A-2 Preferred Stock pursuant to the Put-Call Agreement, (iii) with respect to the Registrable Securities, all of the shares of Common Stock issuable upon the conversion of the then outstanding shares of shares of Preferred Stock plus the aggregate number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock issuable upon the exercise of the outstanding options to exchange the then outstanding shares or Class B, Class C and Class D Stock of LDR Medical for shares of Series A-2 Preferred Stock pursuant to the Put-Call Agreement.

(b) The term “Common Holder” shall mean (i) each of the Common Stockholders and (ii) each of Lending Institution made a party hereto.

(c) The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor U.S. federal statute that shall be in effect at the time.

(d) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any similar short-form registration statement subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(f) The term “Lending Institution” shall mean a bank, savings and loan association or other similar lending institution that lends funds to the Company, and in connection therewith receives equity securities of the Company, all on terms approved by the Company’s Board of Directors, including at least a majority of the Preferred Directors (as defined in the Company’s Certificate of Incorporation as amended from time to time) then in office.

(g) The term “Put Holder” shall mean each shareholder and holder of warrants to acquire shares of LDR Medical holding a Put Option pursuant to the Put-Call Agreement.

(h) The term “Put-Call Agreement” shall mean the Amended and Restated Put-Call Agreement dated as of September 11, 2007 by and between the Company, LDR Medical and each shareholder and holder of warrants to acquire shares of LDR Medical.

(i) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock of the Company held by any Investor or proper transferee, (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a Holder in a transaction in which his rights under this Section 1 are not assigned.

(k) The term “Common Registerable Securities” means (i) the Common Stock of the Company issued or issuable upon exercise of an option pursuant to the Put-Call Agreement to the Common Holders, (ii) the Common Stock issued or issuable upon conversion of any warrant right or other security which is issued to a Lending Institution, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Common Registerable Securities sold by a Common Holder in a transaction in which his rights under this Section 1 are not assigned.

(l) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities. For avoidance of doubt, the number of Common Registrable Securities shall not be used in calculating the foregoing number.

(m) The term “Securities Act” means the Securities Act of 1933, as amended, or any successor U.S. federal statute that shall be in effect at the time.

(n) The term “SEC” shall mean the Securities and Exchange Commission or any other U.S. federal agency at the time administering the Securities Act.

1.2 Request for Registration.

(a) If at any time after the earlier of (A) the third anniversary of the date hereof and (B) 180 days following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the initial firm underwritten offering of its securities to the general public, the Company shall receive a written request from the Holders of at least (A) majority of the Registrable Securities then outstanding in the case of the first such registration or (B) one-third of the Registrable Securities then outstanding in the case of the second such registration, and in each case the aggregate offering price of such registration is at least $5,000,000, that the Company file a registration statement under the Securities Act covering the registration of at least a majority of the Registrable Securities then outstanding, then the Company shall:

(i) within 20 days of the receipt thereof, give written notice of such request to all Holders; and

(ii) use its best efforts to effect as soon as practicable, and in any event within 60 days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of Section 1.2(b), within 20 days of the mailing of such notice by the Company in accordance with Section 4.5.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Holders requesting registration of Registrable Securities pursuant to this Section 1.2. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders electing to include shares in the underwriting, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities requested by each such Holder to be included in such underwriting; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities (including those to be sold for the Company’s account) are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right or the similar right under Section 1.12(b) more than once in any 12-month period and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such 90-day period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected two registrations pursuant to this Section 1.2 provided that (1) each such registration has been declared or ordered effective and (2) each such registration statement remains effective and there are no stop orders in effect to such registration statement;

(ii) within 12 months after the effective date of the first registration made pursuant to this Section 1.2;

(iii) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Section 1.3 or Section 1.12 hereof unless such offering is not the initial public offering of the Company’s securities, in which case, ending on a date 90 days after the effective date of such registration; provided, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iv) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

1.3 Company Registration. If, but without any obligation to do so, at any time after its initial public offering the Company proposes to register (including for this purpose a registration effected by the Company for the Holders or stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder and Common Holder written notice of such registration. Upon the written request of each Holder or Common Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, if applicable, cause to be registered under the Securities Act all of the Registrable Securities and Common Registerable Securities that each such Holder and Common Holder, as the case may be, has requested to be registered. The rights of the Holders and Common Holders pursuant to this Section 1.3 shall not apply to the initial public offering of the Company’s stock.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities or Common Registerable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and Common Registerable Securities and use its efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities and Common Registerable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder or Common Holder, as the case may be, refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities and Common Registerable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities and Common Registerable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders and Common Holders, as the case may be, such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities and Common Registerable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or the Common Holders, or the managing underwriter in the case of an underwritten public offering; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in such jurisdiction.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder and Common Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities, and each Common Holder holding Common Registerable Securities, covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities and Common Registerable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities and Common Registerable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities and Common Registerable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder or Common Holder requesting registration of Registrable Securities or Common Registerable Securities pursuant to this Section 1, on the date that such Registrable Securities or Common Registerable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders and Common Holders requesting registration of

Registrable Securities and Common Registerable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders and Common Holders requesting registration of Registrable Securities and Common Registerable Securities.

(j) Notify each Holder of Registrable Securities and each Common Holder holding Common Registerable Securities, covered by such registration statement, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed.

(k) Advise each Holder of Registrable Securities or Common Holder holding Common Registerable Securities, covered by such registration statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceedings for such purpose and promptly use its efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

(l) Otherwise use its best efforts to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended method of disposition.

(m) To make generally available to its security holders, as soon as reasonably practicable, an earning statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

1.5 Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities or Common Registerable Securities of any selling Holder or Common Holder, as the case may be, that such Holder or Common Holder shall furnish to the Company such information regarding itself, the Registrable Securities and Common Registerable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities or such Common Holder’s Common Registerable Securities, as the case may be. If a Holder or Common Holder fails to comply with the preceding sentence, its Registrable Securities or Common registrable Securities shall be excluded from the registration.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, due to the failure of a Holder or Common Holder to comply with Section 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.2(a) or Section 1.12(b)(2), whichever is applicable.

1.6 Expenses of Demand Registration. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 1.2 and 1.3, including (without limitation) all registration, filing, qualification, transfer agent, blue sky, NASD, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders and Common Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities and Common Registerable Securities with respect to the registrations pursuant to Section 1.3 for each Holder and Common Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, qualification, transfer agent, blue sky, NASD, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one counsel for the selling Holders, but excluding underwriting discounts and commissions relating to Registrable Securities and Common Registerable Securities.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Holders’ or Common Holders’ securities in such underwriting unless they accept the terms of the underwriting, which shall be customary for this type of offering, as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities and Common Registerable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities and Common Registerable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata first among the selling stockholders that hold Registrable Securities, second, among the Lending Institutions holding Common Registrable Securities on a pro rata basis amongst such Lending

Institutions, third among the Common Stockholders holding Common Registrable Securities on a pro rata basis amongst such Common Stockholders, and fourth to other selling stockholders with rights to include their shares in such registration, according to the total amount of securities entitled to be included therein owned by each such selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder or Common Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each Common Holder, any underwriter (as defined in the Securities Act) for such Holder or Common Holder and their respective officers, directors, partners, legal counsel and accountants and each person who controls any of such persons within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) and expenses (including reasonable attorney fees) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein (including any free writing prospectus) or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, Common Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, Common Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder and each selling Common Holder (in each case severally and not jointly) will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder or Common Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder or Common Holder expressly for use in connection with such registration; and each such Holder or Common Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder or Common Holder, as the case may be, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that, in no event shall any indemnity under this Section 1.10(b) exceed the net proceeds from the offering received by such Holder or such Common Holder. In the event that the holders of a majority of shares held by other Holders or Common Holders selling securities in such registration statement agree to a settlement of any such loss, claim, damage, liability or action, and such settlement treats each share of a specific class equally to all other shares of the same class, all other Holders or Common Holders selling securities in such registration statement agree to be bound by such settlement.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company, Holders and Common Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities or Common Registerable Securities in a registration statement under this Section 1, and otherwise, and shall not be affected by any investigation by the Company, Holders or Common Holders.

1.11 Reports Under Securities Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Form S-3 Registration. In case the Company shall receive a written request from the Holder or Holders of more than 25% of the Registrable Securities or 50% of the Registrable Securities that were Series C Preferred Stock, in each case then outstanding, that the Company effect a registration on Form S-3, or any comparable or successor form or forms, and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right together with the similar right under Section 1.2 above more than once in any 12 month period or (4) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business or subject to service of process in such jurisdiction.

(c) Subject to the foregoing, the Company shall use its best efforts to effect a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with registrations requested pursuant to this Section 1.12, including (without limitation) all registration, filing, qualification, transfer agent, blue sky, NASD, printers’ and accounting fees and the reasonable fees and disbursements of a single counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with the Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Section 1.2 or Section 1.3, respectively.

1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder or Common Holder to a transferee or assignee of such securities, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including (without limitation) the provisions of Section 1.15 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would provide or allow such holder or prospective holder (a) the same rights provided to the Holders pursuant to Section 1 hereof, (b) to include such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.12 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s securities will not reduce the amount of the Registrable Securities of the Holders which are included, (c) to make a demand registration which could result in such registration statement being declared effective prior to the date set forth in Section 1.2(a) or within 180 days of the effective date of any registration effected pursuant to Section 1.2 or (d) any registration rights unless such holder is bound by obligations similar to the obligations of the Holders set forth in Sections 1.5, 1.6, 1.7, 1.8, 1.9, 1.10 and 1.15.

1.15 “Market Stand-Off” Agreement. Each Holder and Common Holder hereby agrees that, during the period of up to 180 days following the date of the Qualified Public Offering (as defined in the Company’s Certificate of Incorporation as amended from time to time), it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

(a) such agreement shall be applicable only to the first such registration statement of the Company;

(b) all officers, directors and 1% stockholders of the Company enter into similar agreements; and

(c) any discretionary waiver or termination of such agreement by the Company or the underwriters shall apply to all persons subject to such agreement on a pro rata basis among all parties bound by such agreement.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder and the Common Registerable Securities of each Common Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

The Company shall use its best efforts in its negotiations with the Company’s lead underwriter in a Qualified IPO to limit the market standoff period to not more than 120 days. The Company agrees to use its best efforts to ensure that all shares of its capital stock (upon issuance) shall be subject to a market standoff provision on terms substantially similar to those set forth above.

1.16 Termination of Registration Rights.

(a) No Holder or Common Holder shall be entitled to exercise any right provided for in this Section 1 after seven years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

(b) In addition, the right of any Holder or Common Holder to request registration or inclusion in any registration pursuant to this Section 1 shall terminate at such time when all shares of Registrable Securities or Common Registerable Securities held or entitled to be held upon conversion by such Holder or Common Holder may immediately be sold under Rule 144 during any 90-day period without registration.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Investor who owns (i) at least 2,000,000 shares of Preferred Stock (either in the form of Preferred Stock or Common Stock issued upon conversion thereof, and as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions) or (ii) at least 1,000,000 shares of Common Stock (as appropriately adjusted for stock dividends, stock splits, combinations and the like with respect to such shares) (each, a “Qualified Holder”):

(a) as soon as practicable, but in any event within 180 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and a consolidated statement of stockholders’ equity as of the end of such year, and a consolidated statement of operations and a consolidated statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and audited and certified by an independent public accounting firm selected by the Company’s Board of Directors, including the affirmative vote of the Requisite Preferred Directors (as defined in the Second Amended and Restated Certificate of Incorporation, as amended from time to time);

(b) within 30 days of the end of each month, an unaudited consolidated balance sheet of the Company for and as of the end of such month, an unaudited consolidated statement of operations and a consolidated statement of cash flows;

(c) within 45 days of the end of each fiscal quarter of the Company, a quarterly financial summary signed by the Company’s Chief Financial Officer; and

(d) as soon as practicable, but in any event at least 15 days prior to the end of each fiscal year, a budget for the next fiscal year prepared on a monthly basis, including balance sheets, sources and applications of funds statements for each of the months therein, and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

2.2 Inspection. The Company shall permit each Qualified Holder, at such Qualified Holder’s expense, to visit and inspect the Company’s properties, to review executive summaries from its regular board meetings, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Qualified Holder; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Preemptive Rights. If at any time the Company shall issue any equity securities, options therefor or securities convertible or exercisable for equity securities (each an “Equity Security” and together, “Equity Securities”), each Qualified Holder shall have the right to purchase up to its Pro Rata Share (defined below) of any Equity Securities. For purposes of this Section 2.3, an individual Qualified Holder’s “Pro Rata Share” shall be shall be a fraction, (i) the numerator of which is the number of shares of Common Stock then held by such Qualified Holder immediately prior to the issuance of Equity Securities (assuming full conversion and exercise of all outstanding convertible or exercisable securities, including Preferred Stock, held by such Qualified Holder), and (ii) denominator of which is the total number of shares of the Company’s Common Stock then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities, including Preferred Stock). The contractual preemptive rights set forth in this Section 2.3 shall not apply to:

(a) issuances of Equity Securities pursuant to the conversion of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or pursuant to the Put-Call Agreement;

(b) Equity Securities issued in a Qualified Public Offering;

(c) issuances of Equity Securities to officers, directors or employees of, or consultants to, the Company as compensation for services, directly or pursuant to a stock option plan or a restricted stock purchase plan, in each case, as approved by the Board of Directors (including the affirmative vote of the Requisite Preferred Directors);

(d) issuances of Equity Securities to banks, savings and loan associations, equipment lessors or other similar lending institutions in connection with working capital or other credit facilities or equipment financing, obtained for non-financing purposes, to the Company, as approved by the Board of Directors (including the affirmative vote of the Requisite Preferred Directors);

(e) issuances of Equity Securities as a dividend or distribution on Preferred Stock or to all stockholders of the Company generally;

(f) issuances of Equity Securities in connection with bona fide business or technology acquisitions (or licenses) of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock reorganization or otherwise which is approved by the Board of Directors (including the affirmative vote of the Requisite Preferred Directors);

(g) issuances of Equity Securities upon the exercise of warrants or other securities or rights exercisable to purchase the Company’s capital stock that were outstanding as of the date shares of Series C Preferred Stock were first issued; or

(h) issuances of other Equity Securities unanimously approved by the Board of Directors of the Company and by holders of at least two thirds of the Preferred Stock then outstanding and expressly acknowledging this provision.

The price of Equity Securities which a Qualified Holder becomes entitled to purchase under this Section 2.3 shall be the lowest price at which such Equity Securities are offered to others. Each Qualified Holder may elect to subscribe for and purchase, at the price and on the terms specified in the notice from the Company, (i) up to such Qualified Holder’s Pro Rata Share of the Equity Securities and (ii) such additional number of the Equity Securities as such Qualified Holder indicates it is willing to purchase should any other Qualified Holders subscribe for less than their respective Pro Rata Shares (for each Qualified Holder, the “Additional Portion”) by notifying the Company in writing within 30 days from the date the notice is given by the Company.

If the aggregate number of Equity Securities subscribed for pursuant to this Section 2.3 is less than the aggregate Pro Rata Share for which all Qualified Holders are entitled to subscribe, then each Qualified Holder who has subscribed for an Additional Portion pursuant to the previous paragraph shall be entitled to purchase, in addition to such Qualified Holder’s Pro Rata Share, the Additional Portion subscribed for by such Offeree; provided, however, that if the Additional Portions subscribed for by all Qualified Holders exceed the difference obtained by subtracting (x) the aggregate Pro Rata Share for which all Qualified Holders are entitled to subscribe from (y) the number of Equity Securities subscribed for by all Qualified Holders (the “Available Additional Portion”), then each Qualified Holder who has subscribed for an Additional Portion shall be entitled to purchase only that portion of the Available Additional Portion as such Qualified Holder’s Pro Rata Share bears to the aggregate Pro Rata Share for all Qualified Holders who subscribed for an Additional Portion, subject to rounding by the Company’s Board of Directors to the extent it reasonably deems necessary and equitable. To the extent that Equity Securities are not purchased by the Qualified Holders as provided by this Section 2.3, the Company may, during the 60 days following the expiration of the 30-day period provided above, offer the remaining unsubscribed portion of such Equity Securities to any person or persons at a price not less than and upon terms no more favorable to the purchaser individually or in the aggregate than those specified in the notice from the Company. If the Company does not enter into an agreement for the sale of the Equity Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided in this Section 2.3 shall be deemed to be revived and such Equity Securities shall not be offered unless first reoffered to the Qualified Holders in accordance herewith.

The Qualified Holders shall pay such purchase price in cash or by check; provided, however, that if the Company is indebted to such Qualified Holder, the Qualified Holder shall be entitled, at its sole option, to credit against the purchase price all or any portion of the Company’s indebtedness to such Qualified Holder which is then due (declared but unpaid dividends on the Series A Preferred Stock shall not be deemed to be indebtedness for purposes of such credit). As promptly as practicable (and in any event within 10 days) on or after the purchase date, the Company shall issue and deliver at its principal office a certificate or certificates for the number of full shares or amount, whichever is applicable, of Equity Securities, together with cash for any fraction of a share or portion of an Equity Security at the purchase price to which the Qualified Holder is entitled hereunder. Each Qualified Holder shall be entitled to assign its rights to purchase Equity Securities pursuant hereto to any affiliate of such Qualified Holder, including affiliates that are not stockholders of the Company.

2.4 Stock Option Plans. The Company shall not (i) issue (or reserve for issuance) shares of capital stock or rights to acquire capital stock to employees, consultants and directors, except for (a) options to purchase up to a maximum of 1,768,760 shares of Common Stock authorized for issuance under the Company’s 2004 Stock Option Plan (the “2004 Option Plan”), which shall include the reservation of shares for issuance in connection with the exercise of 5,451 options to purchase Common Stock outstanding as of the date hereof, (b) options to purchase up to a maximum of 2,632,324 shares of Common Stock authorized for issuance under the company’s 2007 Stock Option Plan (the “2007 Option Plan” and together with the 2004 Option Plan, the “Option Plans”), or (c) 620,000 shares of Common Stock issuable to LDR Medical employees or consultants pursuant to the Put-Call Agreement, or (ii) amend the Option Plans, unless approved by (a) the Board of Directors (including the affirmative vote of the Requisite Preferred Directors (as defined in the Company’s Certificate of Incorporation, as amended from time to time)), and (b) the holders of at least a majority of the outstanding shares of Preferred Stock.

2.5 Proprietary Information Agreement. The Company shall enter into a Proprietary Information Agreement with all employees, in substantially the form attached to the Purchase Agreement as Exhibit A.

2.6 Insurance. The Company shall obtain, as soon as commercially reasonable after the date hereof, and maintain insurance policies with respect to (a) directors and officers, (b) key man insurance on Christophe Lavigne and Hervé Dinville and (c) its properties and business, each in an amount reasonably determined by the Board of Directors to be adequate and comparable to those maintained by similarly situated companies.

2.7 Certain Covenants Relating to SBA Matters.

(a) Use of Proceeds The proceeds from the issuance and sale of the Series C Stock pursuant to the Purchase Agreement (the “Proceeds”) shall be used by the Company for its growth, modernization or expansion. The Company shall provide each Investor that is a licensed Small Business Investment Company (an “SBIC Investor”) and the Small Business Administration (the “SBA”) reasonable access to the Company’s books and records for the purpose of confirming the use of Proceeds.

(b) Business Activity. For a period of one year following the initial Closing under the Purchase Agreement the Company shall not change the nature of its business activity if such change would render the Company ineligible as provided in 13 C.F.R. Section 107.720.

(c) Compliance. So long as any SBIC Investor holds any securities of the Company, the Company will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

(d) Information for SBIC Investor. Within forty five (45) days after the end of each fiscal year and at such other times as an SBIC Investor may reasonably request, the Company shall deliver to such SBIC Investor a written assessment, in form and substance satisfactory to such SBIC Investor, of the economic impact of such SBIC Investor’s financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on the Company’s business in terms of profits and on taxes paid by the Company and its employees. Upon request, the Company agrees to promptly provide each SBIC Investor with sufficient information to permit such Investor to comply with their obligations under the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder and related thereto; provided, however, each SBIC Investor agrees that it will protect any information which the Company labels as confidential to the extent permitted by law. Any submission of any financial information under this Section shall include a certificate of the Company’s president, chief executive officer, treasurer or chief financial officer.

(e) Number of Holders of Voting Securities. So long as any SBIC Investor holds any securities purchased pursuant to the Purchase Agreement or issued by the Company with respect thereto, the Company shall notify each SBIC Investor (i) at least fifteen (15) days prior to taking any action after which the number of record holders of the Company’s voting securities would be increased from fewer than fifty (50) to fifty (50) or more, and (ii) of any other action or occurrence after which the number of record holders of the Company’s voting securities was increased (or would increase) from fewer than fifty (50) to fifty (50) or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur.

2.8 Termination of Covenants. The covenants set forth in this Section 2 shall terminate and be of no further force or effect immediately prior to the closing of a Qualified Public Offering but Section 2.7 shall remain in effect so long as any SBIC Investor holds any securities of the Company.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

3.3 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES TO THIS AGREEMENT WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL AND, BY ITS EXECUTION OF THIS AGREEMENT CONFIRMS THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH COUNSEL.

3.4 Legends. During the term of this Agreement, each certificate representing shares of capital stock held by parties hereto will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS (INCLUDING, AMONG OTHER THINGS, MARKET STAND-OFF PROVISIONS) CONTAINED IN AN INVESTORS’ RIGHTS AGREEMENT AMONG THE COMPANY AND CERTAIN STOCKHOLDERS. A COPY OF THE INVESTORS’ RIGHTS AGREEMENT AND ALL APPLICABLE AMENDMENTS THERETO WILL BE FURNISHED BY THE COMPANY TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

The Company shall make a notation on its record and give instructions to any transfer agent of such capital stock in order to implement the restrictions and agreements contained in this Agreement.

3.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

3.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and do not constitute a part of this Agreement.

3.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the address for such party set forth herein (or at such other address for a party as shall be specified by like notice):

(a)	If to the Company:

LDR Holding Corporation

4030 W. Braker Lane, Suite 360

Austin, Texas 78759

Fax: (512) 344-3350

Attn: President

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, TX 78701

Fax: (512) 320-9292

Attn: Carmelo M. Gordian

(b)	If to the Investors:

At the address set forth below such Investor’s name on Schedule A hereto.

with a copy (which shall not constitute notice) to:

DLA Piper Rudnick Gray Cary US LLP

1221 South MoPac Expressway, Suite 400

Austin, TX 78746

Fax: (512) 457-7001

Attn: John J. Gilluly, III

with a copy (which shall not constitute notice) to:

Heller Ehrman LLP

Times Square Tower

7 Times Square

New York, New York 10036

Fax: (212) 703-8942

Attn: Kevin T. Collins, Esq.

with a copy (which shall not constitute notice) to:

Médus, Devaux, & Sørensen

84, rue de Grenelle

75007 Paris, France

Fax: (33) (144) 90 00 60

Attn: Jean-Louis Médus

Notices provided in accordance with this Section 3.7 shall be deemed delivered upon personal delivery, on three business days after deposit in the mail or upon actual receipt by facsimile if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if the facsimile is not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

3.8 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors holding a majority of the Registrable Securities (on an As-Exchanged Basis) held by the Investors; provided that no amendment or waiver shall be effective if it would adversely affect the rights of any Holder or group of Holders in a manner different than the other Holders without the written consent of such Holder or the Holders of a majority of the Registrable Securities (on an As-Exchanged Basis) held by such group; provided further, that no amendment or waiver shall be effective if it would adversely affect the rights of the Common Holders in a manner different than all of the Holders without the written consent of Common Holders then holding a majority of Common Stock held by all Common Holders (on an As-Exchanged Basis); provided further, that no amendment to Section 2.7 shall be effective without the written consent of the SBIC Investors; and provided further, that the grant of subsequent registration rights which are senior or pari passu to the Common Holders’ rights shall not require consent of the Common Holders; provided further, that Schedule A may be amended from time to time to add subsequent holders of Registrable Securities subject to compliance with Section 1.14 and to the consent of Investors holding a majority of the Registrable Securities (on an As-Exchanged Basis), and Schedule B hereto may be amended from time to time with no further action on the part of the parties hereto to add subsequent holders of Common Registerable Securities (each a “New Party”), provided that such New Party shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by a New Party reasonably acceptable to the Company, such New Party shall be deemed to be a party hereto as if such New Party’s signature appeared on the signature pages hereto. By their execution hereof or any Adoption Agreement, each of the parties hereto appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement which may be required to be delivered hereunder. Any amendment or waiver effected in accordance with this Section 3.9 shall be binding upon each holder of any Registrable Securities or Common Registerable Securities then outstanding, each future holder of all such Registrable Securities and Common Registerable Securities, and the Company. Any amendment or waiver not effected in accordance with this Section 3.9 shall be null and void.

3.10 Severability. In the event one or more provisions of this Agreement should for any reason be held to be invalid, illegal or unenforceable, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.12 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement among the parties with regard to the obligation of the Company to register securities on behalf of the Investors and the Common Holders and certain information and participation rights of the Investors and all other written or oral agreements relating thereto (including without limitation the Prior Agreement) are expressly cancelled.

3.13 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

LDR Holding Corporation

By:
Steven I. Whitlock
Secretary

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Telegraph Hill Partners SBIC, L.P.
By: Telegraph Hill Partners SBIC, LLC
Its: General Partner

By:
Robert G. Shepler
Manager

THP Affiliates Fund, LLC
By: Telegraph Hill Partners Investment Management, LLC
Its: Manager
By: Telegraph Hill Management Company LLC
Its: Manager

By:
Robert G. Shepler
Manager

Telegraph Hill Partners II, L.P.
By: Telegraph Hill Partners II Investment Management, LLC
Its: General Partner
By: Telegraph Hill Management Company LLC
Its: Manager

By:
Robert G. Shepler
Manager

THP II Affiliates Fund, LLC
By: Telegraph Hill Partners II Investment Management, LLC
Its: Manager
By: Telegraph Hill Management Company LLC
Its: Manager

By:
Robert G. Shepler
Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

AUSTIN VENTURES VIII, L.P.

By: AV Partners VIII, L.P. its General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

PATH[4] INNOVATIONS LP

By:	Path[4], LLC its General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

FCPR R CAPITAL TECHNOLOGIES

By:	Rothschild & Cie Gestion its Managing Company

By:
Name:
Title:

FCPR R CAPITAL PRIVE TECHNOLOGIES

By:	Rothschild & Cie Gestion its Managing Company

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

PINTO TECHNOLOGY VENTURES, L.P., a Delaware Limited Partnership

By: PINTO TECHNOLOGY VENTURES, GP, L.P., its General Partner

By: PINTO TV GP COMPANY, LLC, its General Partner

By:
Name:	Matthew S. Crawford
Title:	Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

VERWALTUNGSGESELLSCHAFT AD. KRAUTH

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

PONTHIEU VENTURES

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

DALHIA A SICAR SCA

By: Dalhia Gestion,
its Managing Company

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMMON STOCKHOLDERS:

PATH[4], LLC

By:
Name:
Title:

Stephen H. Hochschuler, M.D.

Daniel L. Peterson, M.D

John K. Stokes, M.D.

Mark Richards

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

PUT HOLDERS:

Christophe Lavigne

Hervé Dinville

Patrick Richard

Jean-Louis Medus

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A

SCHEDULE OF INVESTORS

Investor	Shares of Common	Shares of Series A-1	Shares of Series A-2	Shares of Series B	Shares of Series C
Telegraph Hill Partners SBIC, LP 360 Post Street Suite 601 San Francisco, CA 94108 Fax: (415) 765-6983 Attn: Jeanette Welsh	0	0	0	0	2,484,979

THP Affiliates Fund, LLC 360 Post Street Suite 601 San Francisco, CA 94108 Fax: (415) 765-6983 Attn: Jeanette Welsh	0	0	0	0	90,129

Telegraph Hill Partners II, LP 360 Post Street Suite 601 San Francisco, CA 94108 Fax: (415) 765-6983 Attn: Jeanette Welsh	0	0	0	0	12,598,237

THP II Affiliates Fund, LLC 360 Post Street Suite 601 San Francisco, CA 94108 Fax: (415) 765-6983 Attn: Jeanette Welsh	0	0	0	0	277,299

Austin Ventures VIII, L.P. 300 W. 6th Street, Suite 2200 Austin, TX 78701 Fax: (512) 476-3952 Attn: Joe Aragona	2,138,851	6,672,071	966,954	6,006,006	2,145,923

Path[4] Innovations LP 4030 W. Braker Lane, Suite 360 Austin, Texas 78759 Fax: (512) 344-3350 Attn: General Partner	0	1,112,012	0	1,001,001	0

FCPR R Capital Technologies 42 rue d’Anjou, 75008 Paris, France Fax: 00 33 1 4074 8820 Attn: Pierre Remy	1,576,220	958,717	11,852,408	456,887	370,011

FCPR R Capital Privé Technologies 42 rue d’Anjou, 75008 Paris, France Fax: 00 33 1 4074 8820 Attn: Pierre Remy	252,046	153,295	1,895,536	73,055	59,173

Pinto Technology Ventures, L.P. 1000 Main, Suite 3250 Houston, TX 77002 Fax: (713) 209-7599 Attn: Matthew Crawford	603,275	2,224,024	272,721	2,002,002	2,145,923

Verwaltungsgellschaft AD. KRAUTH Wandsbeker Königstr. 27-29 22041 Hamburg Fax: +49 (40) 6588-1238 Attn: Björn Breiter	990,096	0	447,630	2,119,767	0

Dalhia A Sicar SCA[1] 50 av JF Kennedy, L-2951 Luxemburg Fax: +33 1 53 01 38 16 Attn: Armando Geday	0	0	2,662,600	0	1,287,553

Ponthieu Ventures 50 Avenue des Champs-Elyses 75008 Paris, France Fax: +33 1 45 63 85 28 Attn: Emmanuel Roth	0	0	0	3,179,650	0

Totals	5,560,488	11,120,119	18,097,849	14,838,368	21,459,227

[1]	Dalhia A Sicar SCA currently holds warrants to purchase 53,500 shares of Médical Class B Stock and 14,500 shares of Médical Class C Stock. Upon exercise of those warrants, Dalhia A Sicar SCA will exchange those shares of Médical capital stock for 2,662,600 shares of the Company’s Series A-2 Preferred Stock.

SCHEDULE B

SCHEDULE OF COMMON STOCKHOLDERS

Common Holder Name and Address	Common Stock
Path[4], LLC 4030 W. Braker Lane, Suite 360 Austin, Texas 78759 Fax: (512) 344-3350 Attn: Gerald L. DeVries Jr.	2,780,030

Stephen H. Hochschuler, M.D.	309,353

Jan de Decker	117,468

Daniel L. Peterson, M.D.	55,601

John K. Stokes, M.D.	55,601

Mark Richards	1,737

Totals	3,319,790

SCHEDULE C

SCHEDULE OF PUT HOLDERS

Put Holder Name	Common Stock
Christophe Lavigne[2]	7,839,008
Hervé Dinville	8,408,530
Patrick Richard	4,489,026
X. Bellot	158,582
J. Huppert	284,428
P. Bernard	142,214
Taylor Bryant Pty, Ltd	117,468
M. Ameil	569,522
Jean-Louis Medus	462,040
Rupert Griffiths	78,313
Stephane Menard	8,810
Alexis Mercier	17,620
Frederic Dugrillon	17,620
Alain Roussel	29,367
Michael Labrum	17,620
Dominique Ferrari	82,228
Rodolphe Dagnaud	17,620
Julien Clause	17,620
Emmanuelle Arnon	17,620
Jose Thevenin	11,747
Jean-Jaques Coll	11,747
Camille Marguier	17,620
Christophe Garnier	17,620
Sophie Stefanutti	3,524
Cedric Demonsand	2,349
Catherine Rodriguez-Chevreau	2,349
Veronique Cesar	2,349
Annabelle Debauchez	2,349

[2]	Christopher Lavigne also has options to purchase 639,617 shares of the Company’s Common Stock.

Put Holder Name	Common Stock
Estelle Arbrun	2,349
Karine Thioust	2,349
Julien Jordy	2,349
Agnes Koch	2,349
Sebastien Bizot	2,349
Totals	22,858,655